Exhibit 99.1

Ascensus Enters into Agreement to Acquire 529 Plan Administration Business from Sallie Mae

Dresher, Pa., and Newark, Del., – September 25, 2013 – Ascensus, the nation’s largest independent retirement plan services provider, and Sallie Mae (NASDAQ: SLM), today announced they have entered into a definitive agreement for Ascensus to acquire Sallie Mae’s 529 college savings plan administrator, Upromise Investments, pending regulatory approval.

“This acquisition expands our recordkeeping footprint into the college savings arena. The addition of Upromise Investments, Inc., the leading program manager and recordkeeper of 529 college savings plans with over 2.8 million accounts and $49 billion in assets under administration, helps diversify our business into a new market with similar characteristics to our core recordkeeping strengths,” said Bob Guillocheau, president and CEO, Ascensus.

“Ascensus has been helping Americans save for retirement for more than 30 years so it is a natural extension for us to move into the college savings space. Upromise Investments has a very strong reputation in the 529 college savings plan market and there is great cultural alignment between our two organizations. Being able to expand and serve Americans saving for college while maintaining our reputation as a high-quality service provider was a key driver behind this acquisition,” Guillocheau added.

“Since we acquired this business in 2006, we have added 10 state mandates and increased assets under administration from $11 billion to $49 billion,” said Joseph DePaulo, executive vice president, Sallie Mae. “This transaction allows us to focus our operational and technological resources on growing our core businesses and platforms.”

“We are very proud and excited to join the family of Ascensus companies,” commented Jeff Howkins, president, Upromise Investments. “We share a similar philosophy and reputation for outstanding client service.”

The transaction does not include Upromise Rewards, Sallie Mae’s college savings program that provides financial rewards on everyday purchases to help families save for college. Sallie Mae’s Upromise Rewards members may continue to sign up for 529 college savings plans and contribute their rewards through an ongoing partnership. To date, members have swept approximately $230 million in Upromise Rewards earnings to their 529 plans.

Following the transaction close, Sallie Mae also will continue to help families save for college through Sallie Mae Bank money market accounts, high-yield savings accounts and CDs.

In connection with this transaction, BMO Capital Markets is acting as financial advisor and Drinker Biddle & Reath is serving as legal counsel to Ascensus. BofA Merrill Lynch is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Sallie Mae.

There is no financing condition associated with the proposed acquisition. BMO Capital Markets and Golub Capital have agreed to provide debt financing in connection with the acquisition.

The transaction is expected to close in the fourth quarter, following a satisfactory Hart-Scott-Rodino review and other customary closing conditions.

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About Ascensus

With more than 30 years of industry experience, Ascensus is the largest independent retirement plan services provider in the U.S. Ascensus partners with financial institutions to offer tailored solutions to meet the needs of financial professionals, employers, and individuals, and provides qualified retirement plan and IRA recordkeeping and administrative services to over 44,000 retirement plans and helps 3.2 million Americans save for retirement. Recognized as a top workplace, Ascensus is home to 1,200+ highly trained associates and one of the largest ERISA consulting practices in the country. For more information, visit www.ascensus.com.

About Sallie Mae

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving 25 million customers. With products and services that include Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:	Roberta Hess, 215-648-1426, roberta.hess@ascensus.com (Ascensus)
Patricia Nash Christel, 302-283-4076, patricia.christel@SallieMae.com (Sallie Mae)

Investors:	Roberta Hess, 215-648-1426, roberta.hess@ascensus.com (Ascensus)
Joe Fisher, 302-283-4075, joe.fisher@SallieMae.com (Sallie Mae)
Steven McGarry, 302-283-4074, steven.j.mcgarry@SallieMae.com (Sallie Mae)

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